UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Larimer Street, #246, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 10, 2021, Akerna Corp. (“Akerna”) entered into an Agreement and Plan of Reorganization (the “Agreement”) with Navigator Acquisition Corp., a Delaware corporation (“Seller”), and Viridian Sciences, Inc., a Delaware company (“Viridian”), whereby Akerna acquired 100% of the issued and outstanding capital stock of Viridian from Seller for 1,000,000 shares of Akerna common stock valued at $6.00 per share (the “Transaction”).

The Agreement provides for a contingent payment of shares of Akerna’s common stock equal to up to $1,000,000 payable after the one-year period following the closing of the Transaction based upon certain revenue achievements set forth in the Agreement. A portion of the Share Consideration (as defined in the Agreement) in an amount equal to 100,000 shares of Akerna common stock valued at $6.00 per share in cash was deposited into an escrow account to satisfy certain net working capital adjustments and indemnification obligations of Seller.

The Agreement contains customary representations, warranties and covenants for a transaction of this type. The Agreement also contains post-closing indemnification obligations of Seller and Akerna.

In consideration of the Share Consideration, Seller agreed to a customary non-compete preventing Seller from participating in certain competitive activities for a period of one year following the Closing Date (as such term is defined in the Agreement).

Agreement is subject to the satisfaction of certain customary closing conditions. Akerna expects the closing of the Agreement to occur on or around April 1, 2021.

Item 3.02	Unregistered Sale of Equity Securities.

From February 11, 2021 through March 10, 2021, Akerna Corp. (“Akerna”) issued 1,113,969 shares of common stock of Akerna to the holders of Akerna’s convertible notes upon conversion of installment amounts due under the terms of the notes. The shares were issued upon conversion of the installment amounts under the notes to the holders of the notes pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 3(a)(9) thereof.

On March 10, 2021, Akerna entered into the Agreement with the Seller pursuant to which it has agreed to issue 1,000,000 shares of common stock of Akerna to the Seller for the acquisition of Viridian. The shares of common stock are being issued to the Seller pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 506(b) of Regulation D under the Securities Act and/or Section 4(a)(2) thereof based, in part, on the representations and warrranties made by the Seller to Akerna.

Item 5.08	Shareholder Director Nominations.

The Board of Directors of Akerna, has established Thursday, May 27, 2021 as the date of the Company's 2021 Annual Meeting of Stockholders (the "2021 Annual Meeting"). Stockholders of record at the close of business on April 9, 2021 and only such stockholders will be entitled to notice of and to vote at the 2021 Annual Meeting. The time and location of the 2021 Annual Meeting will be as set forth in the Company's proxy statement for the 2021 Annual Meeting.

Because the date of the 2021 Annual Meeting differs by more than 30 days from the anniversary date of the Company's 2020 annual meeting of stockholders, which was held on November 30, 2020, adjourned until December 10, 2020, the deadline for submission of any stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the deadlines for any stockholder to submit a nominee to serve as director or to submit a proposal to be considered for inclusion in the Company's proxy materials outside of Rule 14a-8, as set forth in the Company's proxy statement, filed with the United States Securities and Exchange Commission (the "SEC") on November 10, 2020, no longer apply. Pursuant to the Company's bylaws (the "Bylaws") and Rule 14a-5(f) of the Exchange Act, the Company is hereby providing notice of the revised deadlines for such proposals by means of this report.

To be considered for inclusion in the Company's proxy materials for the 2021 Annual Meeting in accordance with Rule 14a-8, stockholder proposals must be submitted in writing by March 26, 2021, which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials prior to the 2021 Annual Meeting.

In accordance with the Company's Bylaws, because the date of the 2021 Annual Meeting will be advanced by more than thirty (30) days prior to the anniversary of the Company's 2020 annual meeting of stockholders, in order for a stockholder entitled to vote to bring a proposal or submit a nominee for director at the 2021 Annual Meeting, such stockholder must be a stockholder of record on the date of giving such notice and must continue to be a stockholder of record on April 9, 2021, and such notice by such stockholder must be received no later than the close of business on the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made. Accordingly, notice of stockholder proposals or nominations for director for the 2021 Annual Meeting must be received no later than 5:00 p.m. Denver local time on March 26, 2021.

Proposals and notices must be in writing and received by our Corporate Secretary at 1550 Larimer Street, #246, Denver, Colorado 80202, and must also comply with the requirements set forth in the rules and regulations of the Exchange Act and the Company's Bylaws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 16, 2021	AKERNA CORP.

	By:	/s/ John Fowle
Name: John Fowle Title: Chief Financial Officer

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